UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2008

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697                                          06-1449146
(Commission File Number)                     (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2008, Republic Airways Holdings Inc. (the “Company”) announced that its wholly-owned subsidiary, Republic Airline Inc. (“Republic Airline”), has signed an agreement with Midwest Airlines, Inc. (“Midwest Airlines”) to provide twelve 76–seat Embraer E170 jets for Midwest Airlines with initial service beginning October 1, 2008.

Key commercial terms of the agreement include (i) under the Airline Service Agreement (the “Agreement”), Midwest Air Group, Inc. (“Midwest”) will purchase all capacity at predetermined rates and will directly pay or reimburse Republic Airline for industry standard pass-through costs; (ii) the first aircraft will be placed into service on October 1, 2008 and the last aircraft on November 15, 2008; (iii) the Agreement has a term of ten years.  However, at Midwest’s option, and at any time prior to June 1, 2010, Midwest can elect to convert the Agreement into a long-term aircraft lease.  The twelve E170s would be leased from Republic Airline for the remaining duration of the Agreement and operated on the Midwest Airlines operating certificate; (iv) all fuel will be purchased directly by Midwest and will not be charged back to Republic Airline; (v) the Company will make a one-year term loan to Midwest in the amount of $15.0 million, with an additional loan commitment of $10.0 million, based on the achievement of certain milestones as determined by the Company; and (iv) the loan(s) will be collateralized by all of Midwest’s unencumbered assets and generally be senior to other lender’s security position.

A copy of the press release of the Company dated September 3, 2008 is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Republic Airways Holdings Inc. relating to Midwest Airlines, Inc. issued on September 3, 2008.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

Date: September 3, 2008	By:	/s/ Robert H. Cooper
Name : Robert H. Cooper
Title : Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                                                                Description

99.1	Press Release of Republic Airways Holdings Inc. relating to Midwest Airlines, Inc. issued on September 3, 2008.